Exhibit 99.1

Energy Vault Announces Proposed Offering of Convertible Senior Notes Due 2031

WESTLAKE VILLAGE, Calif., February 11, 2026 - Energy Vault Holdings, Inc. (NYSE: NRGV) (“Energy Vault”), a leader in sustainable, grid-scale energy storage solutions, today announced that it intends to offer, subject to market conditions and other factors, $125.0 million aggregate principal amount of convertible senior notes due 2031 (the “Notes”) in a private placement to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Energy Vault also intends to grant the initial purchasers of the Notes an option to purchase, for settlement within a 13-day period beginning on, and including, the date on which the Notes are first issued, up to an additional $25.0 million aggregate principal amount of Notes.

The Notes

The Notes will be senior unsecured obligations of the Company. The Notes are expected to pay interest semiannually and will mature on March 1, 2031, unless earlier converted, redeemed or repurchased in accordance with their terms. Conversion of the Notes will be settled in cash, shares of the Company’s common stock, or a combination thereof, at the Company’s election.

The Company expects to use the net proceeds from the offering to fund the cost of entering into the capped call transactions described below, redeem $35.0 million to $45.0 million in aggregate principal amount of the senior unsecured convertible debentures issued to YA II PN, Ltd., and the remainder for general corporate purposes, which may include, among other things, the repayment of additional indebtedness and funding growth initiatives. If the initial purchasers exercise their option to purchase additional Notes, the Company expects to use the net proceeds from the sale of the additional Notes to enter into additional capped call transactions with the option counterparties and the remainder for general corporate purposes.

Capped Call Transactions

In connection with the pricing of the Notes, Energy Vault expects to enter into privately negotiated capped call transactions with one or more of the initial purchasers of the Notes or affiliates thereof and/or other financial institutions (the “option counterparties”). The capped call transactions will cover, subject to customary adjustments, the number of shares of Energy Vault’s common stock initially underlying the Notes. The capped call transactions are expected generally to reduce the potential dilution to Energy Vault’s common stock upon any conversion of Notes and/or offset any cash payments Energy Vault is required to make in excess of the principal amount of converted Notes, as the case may be, with such reduction and/or offset subject to a cap.

In connection with establishing their initial hedges of the capped call transactions, Energy Vault expects that the option counterparties or their respective affiliates expect to enter into various derivative transactions with respect to Energy Vault’s common stock and/or purchase shares of Energy Vault’s common stock concurrently with or shortly after the pricing of the Notes. This activity could increase (or reduce the size of any decrease in) the market price of Energy Vault’s common stock or the Notes at that time.

In addition, the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to Energy Vault’s common stock and/or purchasing or selling Energy Vault’s common stock or other securities of Energy Vault in secondary market transactions following the pricing of the Notes and prior to the maturity of the Notes (and are likely to do so (x) during the 60 trading day period beginning on the 61st scheduled trading day prior to the maturity date of the Notes or (y) to the extent Energy Vault exercises the relevant termination election under the capped call transactions, following any repurchase, redemption or conversion of the Notes). This activity could also cause or avoid an increase or a decrease in the market price of Energy Vault’s common stock or the Notes, which could affect a noteholder’s ability to convert the Notes and, to the extent the activity occurs during any observation period related to a conversion of Notes, it could affect the number of shares of common stock, if any, and value of the consideration that a noteholder will receive upon conversion of its Notes.

Notices

This press release does not and shall not constitute an offer to sell nor a solicitation of an offer to buy the Notes or shares of the Company’s common stock, nor shall there be any offer, solicitation or sale of the Notes or such common stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction. The offering may be made only by means of an offering memorandum.

The Notes and any shares of the Company’s common stock issuable upon conversion of the Notes have not been, and will not be, registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and the rules promulgated thereunder and applicable state securities laws. The offering of the Notes is being made only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act.

About Energy Vault, Inc.

Energy Vault® develops, deploys and operates utility-scale energy storage solutions designed to transform the world's approach to sustainable energy storage. The Company's comprehensive offerings include proprietary battery, gravity and green hydrogen energy storage technologies supporting a variety of customer use cases delivering safe and reliable energy system dispatching and optimization. Each storage solution is supported by the Company’s technology-agnostic energy management system software and integration platform. Unique to the industry, Energy Vault’s innovative technology portfolio delivers customized short, long and multi-day/ultra-long duration energy storage solutions to help utilities, independent power producers, and large industrial energy users significantly reduce levelized energy costs while maintaining power reliability. Since 2024, Energy Vault has executed an “Own & Operate” asset management strategy developed to generate predictable, recurring and high margin tolling revenue streams, positioning the Company for continued growth in the rapidly evolving energy storage asset infrastructure market.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements we make regarding our anticipated use of net proceeds from the Notes offering and the terms and size of the Notes offering. These forward-looking statements involve significant risks and uncertainties that could cause our actual results to differ from those expressed or implied by the forward-looking statements. These risks include, but are not limited to our ability to complete the Notes offering on favorable terms, if at all, and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on March 31 2025, as such factors may be updated from time to time in its other filings with the SEC, accessible on the SEC’s website at www.sec.gov. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable laws. You should not place undue reliance on our forward-looking statements.

Contacts

Media

media@energyvault.com

Investors

energyvaultIR@icrinc.com